EXHIBIT 5.1

July 31, 2014

Curtiss-Wright Corporation
13925 Ballantyne Corporate Place, Suite 400
Charlotte, North Carolina 28277

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Vice President, General Counsel, and Corporate Secretary of Curtiss-Wright Corporation, a Delaware corporation (the “Company”) and, in such capacity, I have acted as counsel in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 2,400,000 shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”), which may be issued by the Company pursuant to the terms of the Company’s 2014 Omnibus Incentive Plan (the “Plan”).

I have examined the originals, or copies certified or otherwise identified to my satisfaction, of the Plan and such corporate records and such other documents as I have deemed relevant as a basis for my opinion hereinafter expressed.

Based on the foregoing, I am of the opinion that the 2,400,000 shares of Common Stock being registered for issuance pursuant to the Registration Statement have been duly authorized and, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under Delaware law in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

    I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Paul J. Ferdenzi
Paul J. Ferdenzi